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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)


                             FIRST BUSEY CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    319383105
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ] Rule 13d-1 (b)
  [X] Rule 13d-1 (c)
  [ ] Rule 13d-1 (d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)


                                                               PAGE 1 OF 4 PAGES
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CUSIP NO. 319383105                      13G

1) NAME OF REPORTING PERSON AND SOCIAL SECURITY OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

                  A. BARCLAY KLINGEL
                  ###-##-####

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP*
         (A) [ ]
         (B) [ ]

3)       SEC USE ONLY


4)       CITIZENSHIP OR PLACE OR ORGANIZATION
                  UNITED STATES

5)       SOLE VOTING POWER
                  244,734

6)       SHARED VOTING POWER
                  634,785  (1)

7)       SOLE DISPOSITIVE POWER
                  244,734

8)       SHARED DISPOSITIVE POWER
                  634,785  (1)

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  879,519

10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  4.268%

12)      TYPE OF REPORTING PERSON*
                  IN


                                                               PAGE 2 OF 4 PAGES

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ITEM 1(a)    NAME OF ISSUER:
                      FIRST BUSEY CORPORATION

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                      P.O. BOX 17125
                      URBANA, IL 61803-17125

ITEM 2(a)    NAME OF PERSON FILING:
                      A. BARCLAY KLINGEL

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                      1528 S. HAYFORD RD.
                      AIRWAY HTS., WA  99001

ITEM 2(c)    CITIZENSHIP:
                      UNITED STATES

ITEM 2(d)    TITLE AND CLASS OF SECURITIES:
                      COMMON STOCK

ITEM 2(e)    CUSIP NUMBER:
                      319383105

ITEM 3       STATEMENT FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b):
                      NOT APPLICABLE

ITEM 4       OWNERSHIP:

         (a)  AMOUNT BENEFICIALLY OWNED:
                      879,519

         (b)  PERCENT OF CLASS:
                      4.268%

         (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                               244,734

              (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                               634,785

              (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                               244,734

              (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                               634,785


                                                               PAGE 3 OF 4 PAGES

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ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  MR. KLINGEL NO LONGER OWNS 5% OR MORE BUSE STOCK

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                  NOT APPLICABLE

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
                  NOT APPLICABLE

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  NOT APPLICABLE

ITEM 9   NOTICE OF DISSOLUTION OF A GROUP:
                  NOT APPLICABLE

ITEM 10  CERTIFICATION:
                  NOT APPLICABLE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2005                             /s/ A. Barclay Klingel


--------------------------                    -------------------------------
Date                                          Signature


FOOTNOTE:

(1) These shares are held by the Martin A. Klingel Estate for which A. Barclay Klingel, Jr. shares voting and dispositive powers with Douglas
         C. Mills, as co-executor.






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